Exhibit 99.2

June 15, 2026

Board of Directors

Equitable Holdings, Inc.

1345 Avenue of the Americas

New York, NY 10105

Re:	Amendment No.1 to Registration Statement on Form S-4 of Mountain Holding, Inc. (“HoldCo”) filed June 15, 2026 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 26, 2026 (“Opinion Letter”), with respect to the fairness, taking into account the Corebridge Merger (as defined in the Opinion Letter), from a financial point of view to the holders (other than Corebridge Financial, Inc. (“Corebridge”) and its affiliates) of Shares (as defined in the Opinion Letter) of the exchange ratio of 1.55516 HoldCo Shares (as defined in the Opinion Letter) to be issued in exchange for each outstanding Share pursuant to the Agreement and Plan of Merger, dated as of March 26, 2026, by and among Equitable Holdings, Inc. (the “Company”), HoldCo, Corebridge, Palisade Holding, Inc. and Marcy Holding, Inc.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Equitable’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—Recommendation of the Equitable Board of Directors; Equitable’s Reasons for the Mergers”, “The Mergers—Opinion of Equitable’s Financial Advisor”, “The Mergers—Corebridge Unaudited Financial Projections”, “The Mergers—Equitable Unaudited Financial Projections” and “The Merger Agreement—Representations and Warranties” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)